Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Streicher Mobile Fueling, Inc.:

We consent to the use of our audit report dated September 13, 2004, with respect to the consolidated balance sheets of Streicher Mobile Fueling, Inc. and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2004, incorporated herein by reference into this Registration Statement on Form S-8.

/s/KPMG LLP

KPMG LLP
Fort Lauderdale, Florida
June 24, 2005